Exhibit 23.01
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-26359) pertaining to the Sonic Corp. Savings and Profit Sharing Plan, the Registration Statement (Form S-8 No. 333-64890) pertaining to the 1991 Sonic Corp. Stock Option Plan, 2001 Sonic Corp. Stock Option Plan and 2001 Sonic Corp. Directors’ Stock Option Plan, the Registration Statements (Forms S-8 No. 333-09373, No. 33-40989 and No. 33-78576) pertaining to the 1991 Sonic Corp. Stock Option Plan, the Registration Statement (Form S-8 No. 33-40988) pertaining to the 1991 Sonic Corp. Stock Purchase Plan, the Registration Statement (Form S-8 No. 33-40987) pertaining to the 1991 Sonic Corp. Directors’ Stock Option Plan and the Registration Statement (Form S-3 No. 33-95716) for the registration of 1,420,000 shares of its common stock, and the related Prospectuses of our reports dated November 10, 2005, with respect to the consolidated financial statements and schedule of Sonic Corp., Sonic Corp. management’s assessment of the effectiveness of internal control over financial reporting, and effectiveness of internal control over financial reporting of Sonic Corp., included in the Annual Report (Form 10-K) for the year ended August 31, 2005.

ERNST & YOUNG LLP
Oklahoma City, Oklahoma
November 10, 2005